EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this "Third Supplemental Indenture"), dated as of June 18, 2013, is by and among (i) Oasis Midstream Services LLC, a Delaware limited liability company (the "New Subsidiary Guarantor''), a subsidiary of Oasis Petroleum Inc., a Delaware Corporation (the "Company"), (ii) the Company, (iii) the existing Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (or its permitted successor, the "Trustee").

WITNESSETH

WHEREAS, the Company bas heretofore executed and delivered to the Trustee an Indenture, dated as of February 2, 2011, by and between the Company and the Trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of February 2, 2011, and the Second Supplemental Indenture thereto, dated as of September 19, 2011, by and among the Company, the Subsidiary Guarantors parties thereto and the Trustee (the "Indenture"), providing, among other things, for the issuance of the Company's 7.25% Senior Notes due 2019 (the "Notes");

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall become a Subsidiary Guarantor; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company, the existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the lndenture.

2.    AGREEMENT TO GUARANTEE. The New Subsidiary Guarantor hereby agrees to provide an unconditional Guarantee on the tem1s and subject to the conditions set forth in the Indenture including but not limited to Article Fourteen thereof.

3.    EXECUTION AND DELIVERY. The Subsidiary Guarantee of the New Subsidiary Guarantor shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the New Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the New Subsidiary Guarantor under the Notes, the Subsidiary Guarantee, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and rel eases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS THIRD SUPPLEMENTAL INTDENTURE.

6.    COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.    EFFECT OF HEADINGS as. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Subsidiary Guarantor and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEW SUBSIDIARY GUARANTOR:

OASIS MIDSTREAM SERVICES LLC

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

EXISTING SUBSIDIARY GUARANTORS:

OASIS PETROLEUM LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OASIS PETROLEUM MARKETING LLC

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

COMPANY:

OASIS PETROLEUM INC.

By:	/s/ Thomas B. Nusz
Name:	Thomas B. Nusz
Title:	President and Chief Executive Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven A. Finklea
Authorized Signatory